Unit Note No. ____

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, AND ARE ISSUED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND (ii) IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.  NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.

$100,000.00	As of November__, 2009

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned, Millennium Biotechnologies Group, Inc., (“Debtor”) hereby promises to pay to the order of ________________ (“Holder”), at _______________________________________________ (or such other place as Holder may direct from time to time), in lawful money of the United States of America and in immediately available funds, the principal amount of One Hundred Thousand Dollars ($100,000.00) and all accrued interest thereon on ____________ (30 months from the date hereof or on the date of a Declaration of Default) (the “Maturity Date”).  The Debtor may not prepay any portion of this Note without the prior consent of the Holder.

This Note is one of a series of similar notes (the “Unit Notes”) issued pursuant to a private placement of the Debtor’s securities offered pursuant to a Subscription Agreement and Investment Letter dated October 2, 2009, as amended on October 21, 2009 (“Subscription Agreement”), all of which Notes are secured by a first lien and security interest in all of the assets of the Debtor and Millennium Biotechnologies, Inc. (the “Guarantor”), pursuant to the terms of a security agreement between the Debtor, the Guarantor and the Collateral Agent on behalf of the Unit Note Holders (“Security Agreement”).  The Holder of this Note, by acceptance of this Note, and the holders of the other Unit Notes, by their acceptance of such Unit Notes, have designated Ken Sadowsky, Leon Frenkel and Seahorse Enterprises LLC (i) as the Unit Note representative (the “Unit Note Representative”), for purposes of declaring a default (and enforcement of all rights) under this Note and the other Unit Notes; and (ii) as Collateral Agent under the terms of the Security Agreement.

Interest.  Interest shall be computed on the unpaid principal amount at the per annum rate of twelve percent (12%); provided, in the event of the Declaration of Default as defined hereunder, the principal balance shall bear interest from the date of such Declaration until the date of actual payment at the per annum rate of seventeen percent (17%).  All interest payable hereunder shall be computed on the basis of actual days elapsed and a year of 360 days.

1.           Amortization.  No payments shall be due hereunder (unless payment is accelerated in the event of a Declaration of Default) until ______________ (the first business day of the calendar quarter following 18 months from the date hereof referred to herein as the “First Quarterly Payment Date”).  Fixed quarterly installment payments (“Quarterly Installment Payments”) in the amount of $25,372 each shall commence on the First Quarterly Payment Date and shall be due on the first business day of each calendar quarter thereafter until the Maturity Date, on which all remaining principal and accrued interest shall be due and payable in full.  Quarterly Installment Payments shall be applied first against accrued interest and then against the outstanding principal balance.

2.           Guaranty.  Payment in full of this Note in accordance with its terms is guaranteed by the Guarantor.

3.           Representations and Warranties.

(a)           Organization; Authority.  Debtor is duly organized and validly existing under the laws of the jurisdiction of its organization and has all the requisite power and authority to execute, deliver and perform the transactions contemplated by this Note.  This Note constitutes the legal, valid and binding obligations of the Debtor and is enforceable against it in accordance with the terms hereof.

(b)           Consents; Conflicts.  The execution and delivery of this Note by the Debtor as contemplated hereby will not (i) require any consent authorization or approval of or filing with any governmental entity or third party  or (ii) result in any violation of, be in conflict with or constitute a default under, the charter or by-laws of any of the Debtor, or any law, statute, regulation, ordinance, judgment, decree or order, or any material contract, agreement, instrument to which any of the Debtor is a party or by which it is bound.

4.           Default.

(a)           Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

   (i)         the Debtor fails to pay any Quarterly Installment Payment or other payment required hereunder within five (5) business days following the due date thereof;

  (ii)        any representation, warranty or statement of fact made by the Debtor in this Note shall when made or deemed made be false or misleading in any material respect;

 (iii)        Debtor or Guarantor dissolves or suspends or discontinues doing business or becomes unable, or admits in writing its inability, to pay its debts as they mature;

 (iv)        Debtor or Guarantor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the indebtedness due to them;

(v)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against a Debtor or Guarantor or all or any part of their properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Debtor or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(vi)          a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Debtor or Guarantor or for all or any part of their property; or

(vii)         the Debtor shall within six months from the Final Closing Date (as that term is defined in the Subscription Agreement) fail to amend its certificate of incorporation to either increase the number of shares of common stock it is authorized to issue, or reverse split the number of shares of common stock currently outstanding in order that it will have reserved a sufficient number of shares of common stock for issuance upon conversion of the Debtor’s Series E and Series F Preferred Stock.

(b)           Declaration of Default.  Following the occurrence of an Event of Default, the  Unit Note Representative, upon a vote or written instruction of holders of Unit Notes representing the majority in dollar amount of the outstanding principal balance of all Unit Notes, shall declare the Unit Notes to be in default by serving on the Debtor a Declaration of Default in which event the entire principal balance, together with accrued interest, shall be immediately due and payable.  The Unit Note Representative is designated on behalf of the Holder and on behalf of all other Unit Note Holders to pursue such action or enforcement procedures as it shall deem appropriate to enforce the rights of the Unit Note Holders under the Unit Notes and the Security Agreement.

5.           Miscellaneous.

(a)           Amendments, Etc.  No amendment, modification, termination or waiver of any provision of this Note, and no consent to any departure by the Debtor here from, shall in any event be effective unless the same shall be in writing and signed by Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           Other Rights.  No failure to exercise, and no delay in exercising on the part of Holder of, any right, power or privilege under this Note shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of Holder herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(c)           Binding Effect; Successors and Assigns.  This Note and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Debtor shall not have the right to assign or transfer this Note or its rights or obligations hereunder or any interest herein without the prior written consent of Holder.

(d)           Governing Law.  This Note shall be a contract made under and governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.  All obligations of the Debtor and rights of Holder expressed herein shall be in addition to and not in limitation of those provided by applicable law.

(e)           Maximum Interest Rate.  This Note is subject to the express condition that at no time shall the Debtor be obligated or required to pay interest on the principal balance at a rate which would subject Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Debtor are permitted by law to contract or agree to pay.  If by the terms of this Note the Debtor is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the rate of interest under this Note shall be deemed to be immediately reduced to such maximum rate and interest payable hereunder shall be computed at such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance.

(f)           Notices.  All notices and other communications provided to any party hereto under this Note shall be in writing (including telex or facsimile) and addressed or delivered to such party at its address set forth herein:

If to Holder:	_____________________
_____________________
_____________________
_____________________

If to the Debtor and/or	Millennium Biotechnologies Group, Inc.
Guarantor:	665 Martinsville Road, Suite 219
Basking Ridge, NJ 07920
Attn: President

Millennium Biotechnologies, Inc.
665 Martinsville Road, Suite 219
Basking Ridge, NJ 07920
Attn: President

with a copy to:	Silverman Sclar Shin & Byrne PLLC
381 Park Avenue South, 16th Floor
New York, NY 10016
Attn: Peter R. Silverman

or at such other address as may be designated by such party from time to time in a notice complying with the terms of this section.  Any notice shall be deemed given upon receipt.

(g)          Severability.  Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law.  Any provision of this Note that is prohibited by, unenforceable or invalid in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition, unenforceability or invalidity, without invalidating the remainder of such provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

(h)          Captions.  Section captions used in this Note are for convenience of reference only and shall not affect the construction of this Note.

(i)           Counterparts.  This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same Note.

(j)           WAIVER OF JURY TRIAL.  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS NOTE, AND AGREE THAT ANY SUCH ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY; THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER ENTERING INTO THIS NOTE.

 [signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the date first written above.

Millennium Biotechnologies Group, Inc.

By:
Name:
Title:

Guaranty

The undersigned hereby guarantees payment in full of the foregoing Note in accordance with its terms.

Millennium Biotechnologies, Inc.

By:
Name:
Title: